Exhibit 5.1

Baker & Hostetler LLP

1000 Louisiana
Suite 2000
Houston, TX 77002-5009

T 713. 751. 1600
F 713. 751. 1717
www.bakerlaw.com
August 22, 2006
Quanta Services, Inc.
1360 Post Oak Blvd., Suite 2100
Houston, Texas 77056-3023
Ladies and Gentlemen:
     We have acted as counsel to Quanta Services, Inc. (the “Company”) in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to $143,750,000 aggregate principal amount of the Company’s 3.75% Convertible Subordinated Notes due 2026 (the “Notes”) and the shares of the Company’s common stock, par value $.00001 per share, issuable upon conversion by holders of the Notes (the “Conversion Shares”) to be sold by certain selling security holders listed in the Prospectus that forms a part of the Registration Statement, as such Prospectus may be amended or supplemented from time to time (the “Prospectus”). The Notes were issued pursuant to an Indenture, dated May 3, 2006, between the Company and Wells Fargo Bank, National Association, as Trustee (the “Indenture”).
     We have reviewed the Registration Statement, the Prospectus, the Indenture, and the Notes and such other documents and have made such other investigation as we have considered appropriate for purposes of this opinion letter. As to certain matters of fact material to the opinions expressed herein, we have relied on certificates of public officials and of officers of the Company. We have not independently established or otherwise verified those facts.
     We have assumed, without independent verification or investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, and the authenticity of the originals of all such copies. We also have assumed, without independent verification or investigation, the due authorization, execution,

Quanta Services, Inc.
August 22, 2006

authentication and delivery of the Notes and the Indenture by the parties thereto other than the Company.
     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:
          1. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.
          2. The Notes constitute the legal, valid and binding obligations of the Company.
          3. The Conversion Shares have been duly authorized and reserved for issuance upon conversion of the Notes, and such Conversion Shares, when issued upon such conversion in accordance with the terms of the Notes, will be validly issued, fully paid and nonassessable.
     The opinions expressed herein are limited to the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.
     We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus that is a part of the Registration Statement.

Very truly yours,
/s/ Baker & Hostetler LLP

Baker & Hostetler LLP